Answers Corporation - 1st Quarter 2009 Conference Call

8:30AM EDT, May 5, 2009

Participants:

Robert Rosenschein, Chairman and Chief Executive Officer

Steve Steinberg, Chief Financial Officer

Bruce D. Smith, Chief Strategic Officer

Bruce Smith

Good morning, and welcome to Answers Corporation’s First Quarter 2009 conference call. My name is Bruce Smith, Chief Strategic Officer. Joining me are Robert Rosenschein, Chairman and CEO, and Steve Steinberg, CFO. This call is also being broadcast over the web and can be accessed from our Investor Center page at ir.answers.com. A replay of this call will be available at the site shortly after the completion of the call. At the conclusion of our prepared remarks, we’ll open the call for your questions.

Before we begin, I’d like to remind you that during the course of this call, we will be making certain forward-looking statements relating to our future performance. These are based on our current expectations, forecasts and assumptions, and risks and uncertainties. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including, among others: our ability to maintain or improve monetization, particularly in light of the current challenging economic environment; our ability to maintain or improve traffic; a decision by Google, currently the provider of the vast majority of our search engine traffic, or other search engines, to block our pages from users’ search results or otherwise adjust their algorithms in a manner detrimental to us, as experienced in July 2007; a potential termination of our Google Services Agreement, or a decision by Google not to renew such agreement, or, alternatively, to renew it on terms less favorable to us; a decision on our part to decrease the number of ad elements displayed on our Web properties in the interest of user experience; a failure of WikiAnswers.com to experience continued growth in accordance with our expectations; the effects of facing liability for any content displayed on our Web properties; potential claims that we are infringing the intellectual property rights of any third party; an increasingly competitive environment for our business; and other risk factors. You can find more information about factors that could affect our results in our most recent annual report on Form 10-K and upcoming quarterly reports on Form 10-Q available at ir.answers.com.

All information shared on this call is as of May 5, 2009 and we do not intend and assume no obligation to update such information. Finally, we will be discussing non-GAAP financial measures, including adjusted EBITDA and adjusted operating expenses. We provide a reconciliation of non-GAAP financial measures, to the most directly comparable GAAP financial measure and the list of the reasons why the company uses non-GAAP financial measures, in today’s earnings release posted on our corporate Website at ir.answers.com.

With that said, I’ll turn the call over to Bob Rosenschein.

Bob Rosenschein

Thank you for joining us this morning. We exceeded expectations, and we are very pleased to report solid Q1 results , in a tough economy.

Here are some highlights:

•	We hit $4.75 million in revenue, beating our guidance by a quarter of a million dollars, a 3% sequential increase and 57% year over year.

•	We also beat our adjusted EBITDA guidance by a quarter of a million dollars, with $1.74 million, reflecting a robust 37% margin.

•	According to comScore, our combined properties reached 26.5 million unique U.S. visitors in March, putting us at #28. Worldwide, we were #47, with 50.2 million unique visitors.

•
WikiAnswers.com keeps on expanding and driving our growth. As previously announced, it was the #1 fastest growing U.S. Web domain for two years running—in 2007 out of the top 1,500 domains, and in 2008, of the top 200.

•	Progress continued in Q1. WikiAnswers.com traffic grew a healthy 23% sequentially, while WikiAnswers.com revenues grew 10%, even in this tough macro environment.

To grasp why WikiAnswers.com keeps on growing, let me paint you this simple picture:

•	Traffic drives new questions.

•	New questions drive new answers.

•	And new answers drive more traffic.

This virtuous cycle translates into a self-reinforcing pattern of expansion. This phenomenon is the driving force behind the remarkable growth of both Wikipedia and our own WikiAnswers.com.

This virtuous cycle is why our traffic is up 10x over the past 20 months and why WikiAnswers.com’s unique visitor market share in the U.S. in March climbed to over 35% against market leader Yahoo! Answers, up from only 4% when we bought FAQ Farm in November 2006.

I’ll turn things over to our CFO, Steve Steinberg, for more financial details on Q1. Steve…

Steve Steinberg:

Thanks, Bob, and good morning. I’m very pleased to be here today and share with you our Q1 2009 financial highlights.

Our Q1 revenues of $4.75 million were two thirds from WikiAnswers.com, one third from Reference Answers.com. Overall, our revenue grew $117,000, or 3%, sequentially.

WikiAnswers.com continues to experience impressive growth. Average daily page views were 5,337,000, up 23% sequentially and 183% year-over-year. Revenue grew 10% sequentially and 167% year-over-year, to $3.16 million. Q1 RPM for WikiAnswers.com was $6.58, down 8.5% from $7.19 in Q4. We attribute the decline early in the quarter to seasonality, with more recent weakness, we believe, related to the economy.

Reference Answers.com traffic was about flat sequentially, with average daily page views in Q1 decreasing 1.5%, to 2,982,000, from 3,027,000 in Q4. Its revenue decreased 9% sequentially and 14% year-over-year, to $1.57 million. Reference Answers.com RPM in Q1 dropped 6% sequentially, to $5.84.

For those interested in reviewing our historical performance in terms of traffic, monetization and revenues, broken out by Web property on a quarterly basis, please refer to Appendix A, attached to today’s earnings press release.

Adjusted operating expenses were $3 million in Q1, compared to $2.68 million in Q4, a net increase of $320,000. The net increase was mostly due to compensation-related items and recruiting fees.

Adjusted EBITDA in Q1 was $1.74 million, a 37% margin. While this is lower than Q4’s 42% margin, it is still a very healthy number. Our GAAP net income for the quarter was $3.04 million. Let me explain the main reason that our GAAP net income was so much higher than our Adjusted EBITDA. In connection with the June 2008 Redpoint financing, whereby Redpoint purchased $6 million of Series A Convertible Preferred Stock along with Series A Common Stock Warrants, they also received the right to purchase units of up to $7 million of Series B Convertible Preferred Stock and Series B Common Stock Warrants. This Series B Unit Warrant is exercisable until June 16, 2009. Because the Series B Unit Warrant is deemed a liability for accounting purposes, we must revalue it each quarter-end.

Similarly, as a result of a change in accounting rules, effective January 1, 2009, the Series A common stock warrants are now also considered a liability that must be revalued each quarter-end. This is due to the fact that this security has down-round protection. The values of the Series B Unit Warrant liability and the Series A common stock warrants liability, as of March 31st, declined, as compared to their value on December 31st and therefore resulted in a gain of $2.01 million on our P&L. If a liability on our balance sheet declines in value, we have a gain; if it increases we have a loss. The main reason for the decrease in the liability valuation was the decline in our stock price from $7.13 at December 31st to $6.37 on March 31st.

Going forward, to the extent that our stock price goes up or down, we will experience GAAP losses and gains from the valuation of Redpoint’s common stock warrants.  However, since the Series B Unit Warrant expires on June 16, that warrant will no longer be an issue after that date.

Now, let’s review some balance sheet data:

Cash and cash equivalents as of March 31st were $12.64 million, $900,000 more than year end. Cash was up mostly due to cash from operations of $1,241,000, less capital expenditures of $212,000, and preferred dividends of $91,000.  Cash from operations was about $500,000 less than Adjusted EBITDA mainly because accounts receivable rose $162,000, while accounts payable decreased $260,000, due to the timing of certain large payments.

Our headcount as of March 31st was 73, compared to 69 on December 31st.

Let’s talk about our Q2 2009 outlook.

We are forecasting that our Q2 revenues will be in a range of $4.45 million to $4.65 million.  There are three reasons why we are expecting a moderate sequential decline in revenue, despite WikiAnswers.com’s continued impressive growth.

    First, seasonality – Q2 is historically our weakest period, since the school year begins to end in early to mid-May. Secondly, it’s important to understand the revenue and traffic characteristics of each our web properties. We expect about 70% of our revenue will come from WikiAnswers.com; we expect its traffic to grow 10-15% from Q1. We expect about 30% of our revenue will come from Reference Answers.com; we expect its traffic to decline 5% sequentially. Lastly, in the latter part of Q1 and in April we experienced downward pressure on our RPMs that we attribute to the economy. As a result, we anticipate a lower RPM in Q2 than in Q1.

We expect positive adjusted EBITDA between $1.25 million and $1.45 million. We expect to further invest up to $1.5 million in capital expenditures in 2009, of which approximately $750,000 will occur in Q2, as we launch our second colocation facility.

We look forward to the second half of 2009. We anticipate a return to strong sequential revenue improvement, beginning in Q3, and even more so, in Q4, our seasonally strongest quarter.  We also expect sequential Adjusted EBITDA improvement – in terms of dollars, beginning in Q3, and even more so in Q4. We expect to see strong sequential Adjusted EBITDA margin improvement in Q4.

I’ll now turn the call to Bruce.

Bruce Smith:

Thanks, Steve. I’d like to talk briefly about two areas this morning: user-generated growth curves and internationalization.

First is the continuing growth we’ve seen with WikiAnswers.com. Bob already explained the virtuous cycle of: traffic – questions – answers. The larger phenomenon is that content drives traffic. While there is never a guarantee for the future, to date, our growth pattern resembles Wikipedia’s and Facebook’s at similar stages in their early growth.

Since a picture is worth a thousand words, we have already posted on our IR Center, at ir.answers.com, the slides for the investor presentation that I will be delivering at 4pm ET today at the AeA Micro Cap Investors Conference. This presentation includes several graphs highlighting these correlations. I hope you’ll find it valuable in visualizing the dramatic, as well as potential, future growth of WikiAnswers.com.

Regarding WikiAnswers.com’s continued growth, a key element in its success is the volunteer community which contributes its valuable content. We have a team to help develop and grow that community, and we expect to continue hiring in this area.

On the international front, we expect to launch several new language versions of WikiAnswers.com over the next 3-6 months. It will take a while for these versions to gain traction, and, of course, monetization rates are lower in these markets, but the overall market size is very large. The growth potential in 2010 and beyond for these new languages is really exciting. Wikipedia, Yahoo! Answers and Facebook are all about four times larger internationally than in the United States. We intend to follow the same playbook that made WikiAnswers.com so successful in English, hopefully duplicating that success around the world.

I’ll turn the call to Bob.

Bob Rosenschein:

Thanks, Bruce.  As you can see, we’re very excited about the coming growth in 2009 and beyond.

A comment about the product development side. We consider content quality a top priority, and we are developing mechanisms and technology to help improve the quality of our question and answer database. As one example, we’re working on adding new tools to detect and revert vandalism more efficiently.

Last, but not least, one final thing. I’m often asked about Redpoint’s intentions regarding their option to invest an additional $7 million in Answers, in addition to the $6 million they already invested last June. Based on the conversations I’ve had with them, I fully expect them to invest that 2nd tranche in June, barring the occurrence of any material adverse events or circumstances.

With that, thank you, and we’ll turn it over for any questions.